Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Second Quarter 2018 and Announces New Japanese and European Contracts

BETHESDA, MD, August 8, 2018 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the second quarter of 2018.

Highlights:

•                  Reported net income of $3.5 million and adjusted EBITDA of $21.1 million for the second quarter of 2018

•                  Excluding the full impact of the incident at the Chesapeake terminal, adjusted EBITDA would have been $23.7 million for the second quarter of 2018

•                  Partnership and our sponsor executed three new 15-year take-or-pay off-take contracts with Japanese customers totaling 700,000 MTPY commencing in 2021 and 2022

•                  Partnership executed a 650,000 MTPY, 5-year take-or-pay contract extension with Drax commencing in 2022

•                  Chesapeake terminal returned to operation on June 28, 2018; substantially all of the costs associated with the incident expected to be recoverable

•                  Reaffirmed full-year 2018 distribution guidance of at least $2.53 per unit

“The Partnership and our sponsor now have long-term, contracted volumes of almost 1.5 million tons per year with high credit quality Japanese counterparties and continue to progress additional off-take contracts supplying the fast-growing Asian market,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “Long-term off-take contracts are expected to underpin substantial investment in new plant and port capacity that, together with the robust operational and production capabilities we demonstrated again this quarter, is the foundation for long-term cash flow growth.”

Second Quarter Financial Results

Please refer to the “Presentation of Financial Results and Adoption of ASC 606” and “Chesapeake Incident” sections below for additional information related to the Partnership’s second quarter and year-to-date financial results.

For the second quarter of 2018, we generated net revenue of $132.1 million, an increase of 3.6 percent, or $4.6 million, from the corresponding quarter of 2017.  Included in net revenue were product sales of $129.7 million on a volume of 699,000 metric tons (“MT”) of wood pellets during the second quarter of 2018, as compared to $121.7 million on a volume of 628,000 MT of wood pellets during the corresponding quarter of 2017.  The $8.0 million increase in product sales was primarily attributable to an 11 percent increase in sales volumes, partially offset by a decrease in pricing due primarily to customer contract mix.  Other revenue was $2.4 million for the second quarter of 2018, as compared to $5.9 million for the corresponding quarter of 2017.  For the second quarter of 2018, other revenue primarily consisted of $1.2 million in fees received from a customer requesting scheduling accommodations, as well as $1.1 million of deficiency fees under a terminal services agreement.  Other revenue for the second quarter of 2017 primarily consisted of a $2.7 million one-time payment from our sponsor under a take-or-pay obligation and $1.9 million related to purchase and sale transactions.

For the second quarter of 2018, we generated gross margin of $16.3 million, consistent with the corresponding period in 2017.  Higher sales volumes and lower production costs achieved during the second quarter of 2018 were offset by lower other revenue, lower pricing driven by customer contract mix, as well as expenses incurred related to the Chesapeake Incident, net of insurance recoveries.

Adjusted gross margin per metric ton was $37.74 for the second quarter of 2018.  Excluding the full financial impact of the Chesapeake Incident, we would have earned adjusted gross margin per metric ton of $40.40.  Adjusted gross margin per metric ton was $45.18 for the second quarter of 2017.  Adjusting for the impact of ASC 606 for comparison purposes, adjusted gross margin per metric ton would have been $42.35 for the second quarter of 2017.

Net income for the second quarter of 2018 was $3.5 million compared to net income of $1.5 million for the second quarter of 2017, an increase of $2.0 million.

Adjusted EBITDA for the second quarter of 2018 was $21.1 million, as compared to $23.3 million for the corresponding quarter of 2017.  The decrease was primarily attributable to business continuity costs associated with the Chesapeake Incident, net of insurance recoveries.  Excluding the full financial impact of the Chesapeake Incident, adjusted EBITDA would have been $23.7 million for the second quarter of 2018.  We expect that substantially all of the unrecovered costs resulting from the incident will be recoverable in subsequent quarters through our insurance policies and other contractual rights.

Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $11.1 million for the quarter.  Excluding the full financial impact of the Chesapeake Incident, distributable cash flow would have been $13.7 million for the quarter.

As of June 30, 2018, the Partnership had $13.8 million of cash on hand.  The Partnership had $30.0 million of borrowings outstanding under its revolving credit facility as of June 30, 2018, primarily due to the timing mismatch of the incurrence of costs associated with the Chesapeake Incident and cost recovery through our insurance policies and other contractual rights.

Distribution

As announced on August 1, 2018, the board of directors of our general partner (the “Board”) declared a distribution of $0.63 per common unit for the second quarter of 2018.  This distribution is 10.5 percent higher than the distribution for the second quarter of 2017 and represents the twelfth consecutive distribution increase since the Partnership’s initial public offering of units representing limited partner interests.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, of $9.7 million for the second quarter of 2018 covers the distribution for the quarter at 0.58 times.  The quarterly distribution will be paid on Wednesday, August 29, 2018, to unitholders of record as of the close of business on Wednesday, August 15, 2018.

“The distribution increase demonstrates our continued confidence in our ability to deliver long-term, sustainable increases in per-unit distributions over time,” said Shai Even, Executive Vice President and Chief Financial Officer.

Outlook and Guidance

The Partnership reaffirms full-year 2018 per-unit distribution guidance of at least $2.53, with continued quarter-over-quarter increases expected throughout the year.  Despite the impact from the Chesapeake Incident, the Partnership expects that the full-year adjusted EBITDA and distributable cash flow guidance provided in our February 22, 2018 earnings release remains achievable.  However, the actual amounts we report for any specific quarter and for full-year 2018 are subject to the amount of recoveries from insurers and other responsible parties, the timing and performance of which are not entirely within the Partnership’s control.  In addition, quarterly distribution coverage ratios may not be comparable to the Partnership’s previously reported periods or targets, as costs and recoveries associated with the Chesapeake Incident may not fall within the same periods.  The guidance amounts do not include the impact of any additional acquisitions by the Partnership from the sponsor’s joint ventures or third parties.  In addition, although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to seasonality and the timing and mix of customer shipments made, which vary from period to period.  As such, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for each quarter.

Market and Contracting Update

In addition to the more than 730,000 metric tons per year (“MTPY”) of long-term contracts with Japanese counterparties that the Partnership and its sponsor have previously announced, the Partnership executed a 15-year, 180,000 MTPY take-or-pay off-take contract commencing in 2022 with a major Japanese trading house to supply a new power plant in Japan, subject to certain conditions precedent, which the Partnership expects to be met in 2018.  The Partnership also announced that its sponsor executed two new take-or-pay off-take contracts with Sumitomo Corporation to supply a total of 520,000 MTPY to new biomass power plants in Japan.  These new contracts include:

•                  A firm 15-year, 270,000 MTPY contract commencing in 2022 with Sumitomo Corporation.

•                  A 15-year, 250,000 MTPY contract commencing in 2021 with Sumitomo Corporation, subject to certain conditions precedent, which the Partnership expects to be met in 2018.

The Partnership also announced it has recently extended its relationship with Drax Power Limited (“Drax”) by executing a firm, take-or-pay off-take contract to supply 650,000 MTPY of wood pellets starting in 2022 and continuing through 2026.

Our sales strategy continues to be to fully contract the production capacity of the Partnership with a diversified, strong credit quality customer base.  The Partnership’s current production capacity is matched with a portfolio of firm off-take contracts that has a weighted-average remaining term of 8.5 years and a $6.3 billion product sales backlog as of August 1, 2018, which includes the recently executed contract with Drax.  Assuming all volumes under the firm and contingent off-take contracts held by the Partnership, our sponsor, and its joint ventures were included, the weighted-average remaining term and product sales backlog would increase to 11.7 years and $12.2 billion, respectively.  The Partnership expects to have the opportunity to acquire these contracts from our sponsor and its joint ventures.

The strong growth expected in global demand for industrial-grade wood pellets is demonstrated by several recent significant events in the established European market and the rapidly developing Asian market:

•                  In June, the European Commission, the European Council, and the European Parliament announced the agreement of key policy terms of the Renewable Energy Directive II framework, including a binding EU-wide target share for renewables of 32 percent in the energy mix by 2030, up from the target of 20 percent by 2020.  The agreement also reconfirmed that energy generated from biomass counts towards the renewable energy target and is eligible for support mechanisms.

•                  Germany recently established a highly anticipated official task force, the Special Commission on Growth, Structural Economic Change and Employment, which will determine the approach for the phase out of coal-fired generation.  Germany needs to stop using coal to generate electricity in order to reach its goal of becoming greenhouse gas-neutral by mid-century.

•                  In July, the Japanese government approved the country’s fifth Strategic Energy Plan prepared by the Ministry of Economy, Trade, and Industry. In addition to confirming renewable energy’s target share of 22 to 24 percent in Japan’s 2030 energy mix, the plan designated renewables, including biomass, as a main source of power generation, indicating a major shift in government policy that recognizes renewable energy’s role as a baseload power source.

•                  In the UK, the National Infrastructure Commission, in its recently published National Infrastructure Assessment, called for renewable generation to make up 50 percent of the country’s electricity systems by 2030 and recommended limited government support for nuclear generation, which currently makes up approximately 18 percent of total electricity generated.

Sponsor Activity

The initial joint venture (the “First Hancock JV”) between affiliates of our sponsor and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) continues to construct the 600,000 MTPY production plant in Hamlet, North Carolina (the “Hamlet plant”).  The First Hancock JV expects the Hamlet plant will be operational in the first half of 2019.

Our sponsor’s new joint venture with John Hancock (the “Second Hancock JV”) continues to invest incremental capital in the wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”).  The plant currently produces wood pellets for the Partnership under a take-or-pay off-take contract.  The Second Hancock JV expects to increase the Greenwood plant’s production capacity to 600,000 MTPY, subject to receiving necessary permits.

The Second Hancock JV also continues to progress the development of a deep-water marine terminal in Pascagoula, Mississippi and a wood pellet production plant in Lucedale, Mississippi to serve growing demand from Asian and European customers.  The Second Hancock JV expects to make a final investment decision on these facilities in late 2018 or early 2019.  In addition, the Second Hancock JV recently executed option agreements to potentially acquire development sites for wood pellet production plants in Epes, Alabama and Taylorsville, Mississippi.

The Partnership expects to have the opportunity to acquire these assets from our sponsor and its joint ventures with John Hancock.

Chesapeake Incident

As reported by the Partnership in a press release on June 28, 2018, the Partnership’s marine export terminal in Chesapeake, Virginia returned to operation following the previously reported fire incident (the “Chesapeake Incident”), and the business continuity costs associated with the incident have begun to wind down.

The Partnership continues to believe that substantially all of the costs resulting from the incident will be recoverable through insurance or other contractual rights.  The Partnership’s financial performance for the second quarter of 2018 was impacted by business continuity costs related to the incident that were not recovered during the second quarter, but are expected to be recovered in subsequent quarters.  The Partnership has continued to meet every customer delivery required under its off-take agreements since the Chesapeake Incident and, although the specific quarterly timing of shipments have been and likely will be affected by the incident, it expects to meet all of its contractual requirements for the full year of 2018.

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), in certain cases we have provided financial results excluding the full financial impact of the Chesapeake Incident.  References herein to the full financial impact of the Chesapeake Incident include the approximate costs incurred during the second quarter of 2018 in connection with emergency responses, disposal of wood pellet inventory, asset disposal and repair, as well as associated business continuity costs, which include incremental logistics costs and loss of margin on incremental wood pellet production, offset by insurance recoveries received to date.

Presentation of Financial Results and Adoption of ASC 606

As of January 1, 2018, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification 606 (“ASC 606”), Revenue from Contracts with Customers, which requires entities to recognize revenue when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which such entity expects to be entitled to in exchange for those goods or services.  Prior to the adoption of ASC 606, back-to-back transactions to purchase and sell wood pellets, where title and risk of loss are immediately transferred to the ultimate purchaser, were recorded in “other revenue,” net of costs paid to third-party suppliers.  Pursuant to ASC 606, the Partnership now recognizes revenue from such transactions on a gross basis in “product sales.”

Unless otherwise indicated, the financial results for the three and six months ended June 30, 2018 presented in this release are prepared on this basis.

Conference Call

We will host a conference call with executive management related to our second quarter 2018 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, August 9, 2018.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4).  Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding asset disposals and depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, changes in the fair value of derivative instruments, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident (consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries).  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, and original issue discounts.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (Recast)	2018	2017 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	699	628	1,347	1,251
Gross margin	$16,316	$16,331	$11,775	$32,699
Loss on disposal of assets	244	2,005	244	2,005
Depreciation and amortization	9,818	10,039	19,122	19,397
Adjusted gross margin	$26,378	$28,375	$31,141	$54,101
Adjusted gross margin per metric ton	$37.74	$45.18	$23.12	$43.25

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (Recast)	2018	2017 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income (loss):
Net income (loss)	$3,544	$1,497	$(15,791)	$1,452
Add:
Depreciation and amortization	10,031	10,044	19,439	19,406
Interest expense	9,047	7,710	17,692	15,417
Non-cash unit compensation expense	2,480	1,566	3,823	3,280
Asset impairments and disposals	244	1,981	244	2,005
Change in the fair value of derivative instruments	(3,463)	—	(2,694)	—
Chesapeake Terminal Event, net	(804)	—	15,786	—
Transaction expenses	(7)	551	146	3,083
Adjusted EBITDA	21,072	23,349	38,645	44,643
Less:
Interest expense, net of amortization of debt issuance costs, debt premium and original issue discount	8,772	7,323	17,145	14,648
Maintenance capital expenditures	1,226	1,561	1,614	2,013
Distributable cash flow attributable to Enviva Partners, LP	11,074	14,465	19,886	27,982
Less: Distributable cash flow attributable to incentive distribution rights	1,400	669	2,664	1,206
Distributable cash flow attributable to Enviva Partners, LP limited partners	$9,674	$13,796	$17,222	$26,776

Cash distributions declared attributable to Enviva Partners, LP limited partners	$16,682		$33,151
Distribution coverage ratio	0.58		0.52

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our contract counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) changes in the price and availability of natural gas, coal, or other sources of energy; (vii) changes in prevailing economic conditions; (viii) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (ix) inclement or hazardous environmental hazards, including extreme precipitation and flooding; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xii) changes in the regulatory treatment of biomass in core and emerging markets; (xiii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xiv) changes in price and availability of transportation; (xv) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvi) risks related to our indebtedness; (xvii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xviii) changes in the quality specifications for our products that are required by our customers; (xix) labor disputes; (xx) the effects of the anticipated exit of the United Kingdom from the European Union on our and our customers’ businesses; (xxi) our ability to borrow funds and access capital markets; (xxii) our mis-estimation of the amounts and the timing of the costs the Partnership has incurred and will incur as result of the Chesapeake Incident; and (xxiii) our ability to recover costs associated with the Chesapeake Incident fully and on a timely basis, including through claims under our insurance policies and the exercise of our other contractual rights.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,790	$524
Accounts receivable, net of allowance for doubtful accounts of $0 as of June 30, 2018 and December 31, 2017	45,351	79,185
Related-party receivables	5,346	5,412
Inventories	36,175	23,536
Prepaid expenses and other current assets	2,680	1,006
Total current assets	103,342	109,663
Property, plant and equipment, net of accumulated depreciation of $135.6 million as of June 30, 2018 and $117.1 million as of December 31, 2017	553,240	562,330
Intangible assets, net of accumulated amortization of $10.5 million as of June 30, 2018 and $10.3 million as of December 31, 2017	—	109
Goodwill	85,615	85,615
Other long-term assets	6,235	2,394
Total assets	$748,432	$760,111

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$15,620	$7,554
Related-party payables	25,617	26,398
Accrued and other current liabilities	33,736	29,363
Related-party accrued liabilities	604	—
Current portion of interest payable	5,029	5,029
Current portion of long-term debt and capital lease obligations	7,168	6,186
Total current liabilities	87,774	74,530
Long-term debt and capital lease obligations	422,372	394,831
Related-party long-term payable	74,000	74,000
Long-term interest payable	950	890
Other long-term liabilities	4,710	5,491
Total liabilities	589,806	549,742
Commitments and contingencies

Partners’ capital:
Limited partners:
Common unitholders—public (14,567,746 and 13,073,439 units issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	214,009	224,027
Common unitholder—sponsor (11,905,138 and 1,347,161 units issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	78,504	16,050
Subordinated unitholder—sponsor (no units issued and outstanding at June 30, 2018 and 11,905,138 units issued and outstanding at December 31, 2017)	—	101,901
General Partner (no outstanding units)	(133,821)	(128,569)
Accumulated other comprehensive loss	(66)	(3,040)
Total Enviva Partners, LP partners’ capital	158,626	210,369
Total liabilities and partners’ capital	$748,432	$760,111

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (Recast)	2018	2017 (Recast)
Product sales	$129,674	$121,673	$252,472	$240,720
Other revenue	2,427	5,874	5,430	9,270
Net revenue	132,101	127,547	257,902	249,990
Cost of goods sold, excluding depreciation and amortization	105,723	99,172	226,761	195,889
Loss on disposal of assets	244	2,005	244	2,005
Depreciation and amortization	9,818	10,039	19,122	19,397
Total cost of goods sold	115,785	111,216	246,127	217,291
Gross margin	16,316	16,331	11,775	32,699
General and administrative expenses	7,287	6,870	14,091	15,633
Income (loss) from operations	9,029	9,461	(2,316)	17,066
Other income (expense):
Interest expense	(9,047)	(7,710)	(17,692)	(15,417)
Other income (expense)	3,562	(254)	4,217	(197)
Total other expense, net	(5,485)	(7,964)	(13,475)	(15,614)
Net income (loss)	3,544	1,497	(15,791)	1,452
Less net loss attributable to noncontrolling partners’ interests	—	1,196	—	2,515
Net income (loss) attributable to Enviva Partners, LP	$3,544	$2,693	$(15,791)	$3,967
Less: Pre-acquisition loss from operations of Enviva Port of Wilmington, LLC Drop-Down allocated to General Partner	—	(1,169)	—	(2,430)
Enviva Partners, LP partners’ interest in net income (loss)	$3,544	$3,862	$(15,791)	$6,397

Net income (loss) per limited partner common unit:
Basic	$0.08	$0.12	$(0.70)	$0.20
Diluted	$0.08	$0.11	$(0.70)	$0.19

Net income (loss) per limited partner subordinated unit:
Basic	$0.08	$0.12	$(0.70)	$0.20
Diluted	$0.08	$0.12	$(0.70)	$0.20

Weighted-average number of limited partner units outstanding:
Common — basic	18,597	14,405	16,518	14,392
Common — diluted	19,728	15,359	16,518	15,275
Subordinated — basic and diluted	7,804	11,905	9,855	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017 (Recast)
Cash flows from operating activities:
Net (loss) income	$(15,791)	$1,452
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,439	19,406
Amortization of debt issuance costs, debt premium and original issue discount	548	768
General and administrative expense incurred by the First Hancock JV prior to Enviva Port of Wilmington, LLC Drop-Down	—	821
Loss on disposal of assets	244	2,005
Unit-based compensation	3,823	3,280
Fair value changes in derivatives	(2,923)	238
Unrealized loss on foreign currency transactions	29	—
Change in operating assets and liabilities:
Accounts receivable, net	33,806	24,757
Related-party receivables	66	(3,042)
Prepaid expenses and other assets	(297)	(157)
Assets held for sale	—	(72)
Inventories	(12,021)	1,103
Other long-term assets	—	48
Derivatives	(947)	(1,335)
Accounts payable, accrued liabilities and other current liabilities	8,436	(4,110)
Related-party payables	(3,445)	1,011
Accrued interest	60	(104)
Other current liabilities	—	(288)
Other long-term liabilities	206	377
Net cash provided by operating activities	31,233	46,158
Cash flows from investing activities:
Purchases of property, plant and equipment	(5,879)	(15,912)
Insurance proceeds from property loss	1,130	—
Net cash used in investing activities	(4,749)	(15,912)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(2,984)	(2,436)
Cash paid related to debt issuance costs	—	(209)
Proceeds from common unit issuance under At-the-Market Offering Program, net	241	1,715
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(36,469)	(29,992)
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	(2,341)	—
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(1,665)	—
Proceeds and payments on revolving credit commitments	30,000	(6,500)
Contributions from sponsor related to Enviva Pellets Sampson, LLC Drop-Down	—	1,652
Proceeds from contributions from the First Hancock JV prior to Enviva Port of Wilmington, LLC Drop-Down	—	6,139
Net cash used in financing activities	(13,218)	(29,631)
Net increase in cash, cash equivalents and restricted cash	13,266	615
Cash, cash equivalents and restricted cash, beginning of period	524	466
Cash, cash equivalents and restricted cash, end of period	$13,790	$1,081

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$7,682	$12,173
Property, plant and equipment acquired under capital lease obligations	960	1,124
Property, plant and equipment transferred from inventories	2	260
Distributions included in liabilities	1,056	1,044
Withholding tax payable associated with Long-Term Incentive Plan vesting	2,715	—
Conversion of subordinated units to common units	78,504	—
Depreciation capitalized to inventories	1,075	61
Supplemental information:
Interest paid	$17,143	$14,692

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com